UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ALLIANCE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Alliance Financial Corporation, the holding company for Alliance Bank, N.A., which will be held on May 11, 2010 at 4:00 p.m., Eastern Time, at The Renaissance Syracuse Hotel Conference Center, located at 701 East Genesee Street, Syracuse, New York 13210.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting.

The Board of Directors of Alliance Financial Corporation has determined that an affirmative vote on Proposals I, II, and III is in the best interests of Alliance Financial Corporation and its shareholders and unanimously recommends a vote “FOR” these matters. The Board of Directors has determined that Proposal IV is not in the best interests of Alliance Financial Corporation and its shareholders and unanimously recommends a vote “AGAINST” that matter.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Alliance Financial Corporation and Alliance Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Jack H. Webb

Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT 315-475-6703.

ALLIANCE FINANCIAL CORPORATION

120 Madison Street, 18th Floor

Syracuse, New York 13202

315-475-6703

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Tuesday, May 11, 2010

TIME	4:00 P.M. Eastern Time

PLACE	The Renaissance Syracuse Hotel Conference Center 701 East Genesee Street Syracuse, New York 13210

ITEMS OF BUSINESS	(1)	Election of the four nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated;

	(2)	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

	(3)	Approval of the adoption of the 2010 Restricted Stock Plan;

	(4)	Consideration of a shareholder proposal to declassify the board of directors; and

	(5)	Consideration of any other business properly brought before the meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 22, 2010. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING	You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail, telephone or Internet. If voting by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Judy A. Schultz

Secretary

Syracuse, New York

April 5, 2010

ALLIANCE FINANCIAL CORPORATION

120 Madison Street, 18th Floor

Syracuse, New York 13202

315-475-6703

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2010

INFORMATION ABOUT THE ANNUAL MEETING

General

Alliance Financial Corporation is a New York corporation and owns all of the capital stock of Alliance Bank, N.A. Alliance Financial’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ALNC.” As used in this proxy statement, “we,” “us,” “our” and “Alliance” refer to Alliance Financial Corporation and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply submit the enclosed proxy card or voting instructions by mail, telephone or Internet and your votes will be cast for you at the Annual Meeting. This process is described below in the section below entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 5, 2010 to all shareholders entitled to vote. If you owned our common stock at the close of business on March 22, 2010, the record date, you are entitled to vote at the Annual Meeting.

Voting Rights

Only shareholders of record at the close of business on March 22, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 4,654,292 shares of common stock outstanding and entitled to vote.

If on March 22, 2010, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Voting Procedures

Shareholder of Record: Shares Registered in Your Name

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

If you are a shareholder of record, you may a) vote in person at the Annual Meeting or b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

¡	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on May 10, 2010, to be counted.

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To vote on the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on May 10, 2010, to be counted.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR Proposals I, II, and III and AGAINST Proposal IV as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Stock-Based Deferral Plan

Each participant in the Alliance Financial Corporation Stock-Based Deferral Plan, or the Deferral Plan, has the right to direct First Bankers Trust Services, Inc., as trustee of the Deferral Plan, on a confidential basis as to how to vote the number of shares of common stock equal to the aggregate number of stock units in each participant’s deferred stock account. The trustee will vote all shares held in the Deferral Plan as to which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. Thus, the holders of 2,327,147 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Vote Required

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the four nominees receiving the most “For” votes will be elected as directors. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Similarly, broker non-votes will have no effect on the vote.

Proposal 3: Approval of the 2010 Restricted Stock Plan. The approval of the 2010 Restricted Stock Plan will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. In addition, an abstention shall not constitute a vote cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Proposal 4: Shareholder Proposal – Declassification of the Board of Directors. The approval of the shareholder proposal declassifying the Board of Directors will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. In addition, an abstention shall not constitute a vote cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of the appointment of an independent registered public accounting firm is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any of the proposals.

Confidential Voting Policy

We maintain a policy of keeping shareholder votes confidential. Only the Inspectors of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

¡	You may send a timely written notice that you are revoking your proxy to our Secretary;

¡	You may submit another properly completed proxy card bearing a later date;

¡	You may enter a new vote over the Internet or by telephone; or

¡	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by these entities.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged Regan & Associates, Inc. to assist in the solicitation of proxies and dissemination of broker search cards for the Annual Meeting. Regan & Associates will be paid a fee of approximately $15,000 for its services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2011 Annual Meeting of Alliance Financial Corporation shareholders, we must receive them on or before December 6, 2010, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (“SEC”). Nothing in this paragraph shall be deemed to require Alliance to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Alliance’s Bylaws, if you wish to nominate a director or bring other business before an Annual Meeting which is not included in the proxy statement for the 2011 Annual Meeting of Shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Alliance; and (iii) your notice must contain specific information required in Article I of our Bylaws.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our 2010 Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Judy A. Schultz, Corporate Secretary, Alliance Financial Corporation, 120 Madison Street, 18th Floor, Syracuse, New York 13202. The Securities and Exchange Commission (“SEC”) also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2010.

The Proxy Statement and the Annual Report are available at www.alliancebankna.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance Committee, our Board of Directors has nominated the four individuals listed in the table below for election as directors at the Annual Meeting. If you elect all the nominees listed below, they will hold office until the Annual Meeting in 2013 or until their successors have been elected and qualified.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees	Term to Expire
Mary Pat Adams	2013
Samuel J. Lanzafame	2013
Lowell A. Seifter	2013
Jack H. Webb	2013

Vote Required

The nominees for director who receive the most “for” votes will be elected. If you indicate “withhold” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Our Board of Directors currently consists of thirteen members. The name, age and length of service of each of our nominees and the continuing members of our Board of Directors are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held with Alliance	Director Since(2)
Mary Pat Adams	50	2013	Director	2000
Samuel J. Lanzafame	59	2013	Director	1988
Lowell A. Seifter	57	2013	Director	2006
Jack H. Webb	57	2013	Chairman, President and Chief Executive Officer	2000

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Alliance	Director Since(2)
Donald S. Ames	68	2011	Director	1986
John M. Endries	67	2011	Director	2005
Margaret G. Ogden	64	2011	Director	2001
Paul M. Solomon	66	2011	Director	2001
John H. Watt, Jr.	51	2011	Executive Vice President and Director	2007
Donald H. Dew	58	2012	Director	1988
Charles E. Shafer	60	2012	Director	1998
Charles H. Spaulding	61	2012	Director	1993
Deborah F. Stanley	60	2012	Director	2006

(1)	At March 15, 2010.
(2)	Year in which the Director was first elected or appointed to the Board of Directors of the Alliance or of the Bank.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below:

Nominees

Mary Pat Adams is a licensed associate broker with Hunt Real Estate ERA, formerly Prudential First Properties, and is currently a member of the Board of Directors of the Oneida City School District Foundation, Inc. Previously, Mrs. Adams was a member of the Board of Directors of Oneida Securities Corporation until its dissolution in December 2008. Mrs. Adams received a B.S. degree from James Madison University.

Samuel J. Lanzafame is the President, Chief Executive Officer and Director of Datacom Systems, Inc. Mr. Lanzafame has over 30 years of executive management experience in overseeing the operations in both public and private companies, including Oneida Ltd. and The Cambridge Filter Corporation. Mr. Lanzafame currently serves as the Chairman of the Audit Committee of the Board of Directors of the Madison County Industrial Development Agency. Mr. Lanzafame received an M.B.A. degree from The University of Notre Dame and a B.A. degree from Holy Cross.

Lowell A. Seifter is a member of Green & Seifter, PLLC and serves as the senior member of its Board of Managers. From 2002 until 2006, Mr. Seifter was a member of the Board of Directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. Mr. Seifter also serves on the Board of Directors of G&S Northway Plaza, Inc. and GSA Development Corp. and formerly served on the Board of Directors of the Sagamore Institute of the Adirondacks, Inc. Mr. Seifter received a J.D. and a B.A. degree from Syracuse University and is a certified public accountant.

Jack H. Webb has been our Chairman and Chief Executive Officer since January 2002 and is also the President and Chief Executive Officer of the Bank. Mr. Webb joined us in May 2000 as President of the Bank after a 26-year career with Chase Manhattan Bank. Mr. Webb is also a Director of Alliance Leasing, Inc. Mr. Webb graduated from the Rochester Business Institute.

Continuing Directors

Donald S. Ames is the owner and President of Cortland Laundry, Inc., and has been in the commercial laundry business for over 45 years providing services to several businesses including major health care organizations around central New York. Mr. Ames also founded and operated Ames Linen Service from 1964 until his retirement in 2008. Mr. Ames received a B.A. degree from Hobart College.

John M. Endries is the President and founder of Endries Wealth Management, LLC. Prior to founding Endries Wealth Management, Mr. Endries held various executive positions with public and non-public companies and as a certified public accountant with Price Waterhouse. Mr. Endries received a B.B.A. degree from the University of Notre Dame.

Margaret G. Ogden is the founder and principal of Peggy Ogden LLC. Prior to founding Peggy Ogden LLC in 2008, Ms. Ogden was the President and Chief Executive Officer of Central New York Community Foundation. Ms. Ogden received an M.B.A. degree from Syracuse University and a B.A. degree from Albion College.

Paul M. Solomon is currently managing partner of a venture capital firm, PJ Equities, LLP. In July 2005, Mr. Solomon co-founded US Beverage Net and currently serves as Chairman of its Board of Directors. Additionally, Mr. Solomon is a member and Director of bc Restaurant LLC. Mr. Solomon received a degree from Syracuse University and is a graduate of the Millbrook School.

John H. Watt, Jr. has been our Executive Vice President since September 2005. Mr. Watt is also a Director of Alliance Leasing, Inc. Additionally, Mr. Watt is a Director of Ladd’s Agency, Inc. and is an Advisory Board Member of the Summer Street Capital Partners Fund II. Mr. Watt received a J.D. from George Washington University and a B.A. degree from Rutgers University.

Donald H. Dew was the Chairman and Chief Executive Officer of Diemolding Corporation until his retirement in 2007 and as Director until 2009. Mr. Dew is a Director of the Manufacturers Association of Central New York, Higbee Gaskets, and the Rotary Club of Oneida. Additionally, Mr. Dew is a member of the advisory board of the Board of Cooperative Educational Services. Mr. Dew received a B.S degree from Ripon College and attended the Executive Management Program and Manufacturing Management Program at The Pennsylvania State University and the Wharton School of Business at the University of Pennsylvania.

Charles E. Shafer is founder and owner of Green Lake Associates, LLC. Additionally, Mr. Shafer is the co-founder and co-owner of a power supply manufacturer, Applied Concepts, Inc. and was the managing partner of Riehlman, Shafer and Shafer. Mr. Shafer serves as Director and Secretary for People’s Equal Action and Community Effort, Inc. and is a member of the Vermont Law School Board of Trustees. Mr. Shafer received a B.A. from the State University of New York at Brockport and a J.D. degree from the Vermont Law School.

Charles H. Spaulding is currently President and Director of George B. Bailey Agency, Inc. and Mid York Associates, Inc. Mr. Spaulding additionally serves on the Board of Directors of the SUNY Cortland College Foundation. Mr. Spaulding formerly served as the Treasurer on the Board of Directors of the Family Health Network. Mr. Spaulding received a B.A. degree from Union College and a J.D. degree from Syracuse University.

Deborah F. Stanley has been the President and Chief Administrative Officer of the State University of New York at Oswego since 1997. Ms. Stanley was interim president from 1995 to 1997. Prior to 1995, Ms. Stanley held the office of Vice President for academic affairs and provost and served as executive assistant to the president. Ms. Stanley serves on the boards of Metropolitan Development Association, Metropolitan Development Foundation and the Oswego College Foundation. Ms. Stanley was also formerly a Director and Chairman of Oswego County National Bank and Bridge Street Financial, both of which were acquired by Alliance Financial. Ms. Stanley received a J.D. and a B.A. degree from Syracuse University.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

J. Daniel Mohr has been our Treasurer and Chief Financial Officer since May 2006 and Executive Vice President since January 2010. Prior to joining us, Mr. Mohr was Senior Vice President and Chief Financial Officer of Partners Trust Financial Group and was also the Chief Financial Officer of the Pioneer Companies. Mr. Mohr has more than 16 years of banking and financial experience, including 11 years as a chief financial officer and approximately four years as a Certified Public Accountant with KPMG LLP where he concentrated in the financial institutions audit practice group. Mr. Mohr received a B.S. in accounting from the State University of New York at Binghamton.

James W. Getman has been our Executive Vice President and Senior Loan Officer since February 1999. Mr. Getman is also Chief Executive Officer of Alliance Leasing, Inc. Prior to joining us, Mr. Getman served as Vice President and Senior Credit Officer of Cayuga Bank and as Vice President and Group Manager responsible for corporate and personal banking relationships at Chase Manhattan Bank. Mr. Getman is also a member of the Board of Directors of the Community General Hospital of Greater Syracuse. Mr. Getman attended the NACM Graduate School at Dartmouth College, the Credit Management School at the University of Buffalo and received his B.A. in economics from Union College.

Steven G. Cacchio has been our Senior Vice President of Retail Banking Sales and Service since February 2005. Mr. Cacchio is also the Chief Executive Officer and a Director of Ladd’s Agency, Inc., which is our insurance agency subsidiary. Prior to joining us, Mr. Cacchio was a bank examiner with the Comptroller of the Currency focusing on compiling and analyzing federal regulatory requirements for various banks. Mr. Cacchio received a Master of Science in Accounting from Syracuse University and a B.S. in economics and finance from the University of Hartford.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2010 by: (i) each director; (ii) each of the named executive officer’s listed in Summary Compensation Table; (iii) all our directors and executive officers as a group and (iv) all those known by us to be beneficial owners of more than 5% of its common stock. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding (1)
Compensated Persons and Directors:

Jack H. Webb (2)	71,213	1.53%

John H. Watt, Jr. (3)	13,557	*

J. Daniel Mohr (4)	4,740	*

James W. Getman (5)	17,954	*

Steven G. Cacchio (6)	14,107	*

Mary Pat Adams (7)	36,346	*

Donald S. Ames (8)	114,643	2.48%

Donald H. Dew (9)	17,946	*

John M. Endries (10)	6,609	*

Samuel J. Lanzafame (11)	28,018	*

Margaret G. Ogden (12)	7,402	*

Lowell A. Seifter (13)	11,452	*

Charles E. Shafer (14)	24,827	*

Paul M. Solomon (15)	23,566	*

Charles H. Spaulding (16)	23,616	*

Deborah F. Stanley (17)	13,377	*

All Executive Officers and Directors as a Group (16 Persons)	429,218	9.20%

Other Shareholders:
BlackRock, Inc. (18) 40 East 52nd Street New York, NY 10022	241,033	5.22%

*	Less than 1% of the total outstanding shares of common stock.

(1)

This table is based solely upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,614,292 shares outstanding on March 15, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Consists of: a) 29,639 shares as to which Mr. Webb has sole voting and investment power, b) 6,574 unvested shares of restricted stock as to which he has sole voting power and c) 35,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2010. Excludes 100 shares held by his spouse and 200 shares held by his daughter as to which he does not have voting or investment power, and as such, disclaims beneficial ownership.

(3)	Consists of: a) 6,773 shares as to which Mr. Watt has sole voting and investment power, b) 853 shares held jointly with his spouse as to which he has shared voting and investment power, and c) 5,931 unvested shares of restricted stock as to which he has sole voting power.

(4)	Consists of: a) 953 shares as to which Mr. Mohr has sole voting and investment power and b) 3,787 unvested shares of restricted stock as to which he has sole voting power.

(5)	Consists of: a) 4,908 shares as to which Mr. Getman has sole voting and investment power, b) 3,646 unvested shares of restricted stock as to which he has sole voting power and c) 9,400 shares issuable pursuant to options exercisable within 60 days of March 15, 2010.

(6)	Consists of: a) 4,101 shares as to which Mr. Cacchio has sole voting and investment power, b) 4,003 unvested shares of restricted stock as to which he has sole voting power and c) 5,848 shares issuable pursuant to options exercisable within 60 days of March 15, 2010. Excludes 155 shares owned by his spouse as to which he does not have voting or investment power, and as such, disclaims beneficial ownership.

(7)	Consists of: a) 9,650 shares as to which Ms. Adams has sole voting and investment power, b) 16,000 shares held in trust as to which she has shared voting and investment power, and c) 10,696 shares held by the Stock-based Deferral Plan for her account as to which she has sole voting power. Excludes 1,231 shares held by her spouse and 1,100 shares held by her children as to which she does not have voting or investment power and, as such, disclaims beneficial ownership.

(8)	Consists of: a) 91,917 shares as to which Mr. Ames has sole voting and investment power and b) 22,726 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

(9)	Consists of: a) 14,911 shares as to which Mr. Dew has sole voting and investment power and b) 3,035 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

(10)	Consists of: a) 6,500 shares as to which Mr. Endries has sole voting and investment power and b) 109 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

(11)	Consists of: a) 1,115 shares as to which Mr. Lanzafame has sole voting and investment power and b) 26,903 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power. Excludes 15,980 shares held by his spouse as to which he does not have voting or investment power and, as such, disclaims beneficial ownership.

(12)	Consists of: a) 4,325 shares as to which Ms. Ogden has sole voting and investment power and b) 3,077 shares held by the Stock-based Deferral Plan for her account as to which she has sole voting power.

(13)	Consists of: a) 7,233 shares as to which Mr. Seifter has sole voting and investment power and b) 4,219 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting.

(14)	Consists of: a) 12,609 shares as to which Mr. Shafer has sole voting and investment power and b) 12,218 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

(15)	Consists of: a) 11,804 shares as to which Mr. Solomon has sole voting and investment power and b) 11,762 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

(16)

Consists of: a) 15,014 shares as to which Mr. Spaulding has sole voting and investment power and b) 8,602 shares held by the Stock-based Deferral Plan for his account as to which he has sole voting power.

Excludes 4,792 shares held by his spouse as to which he does not have voting or investment power and, as such, disclaims beneficial ownership.

(17)	Consists of: a) 5,026 shares as to which Ms. Stanley has sole voting and investment power, b) 4,756 shares held jointly with her spouse as to which she has shared voting and investment power and c) 3,595 shares held by the Stock-based Deferral Plan for her account as to which she has sole voting power.

(18)	BlackRock, Inc. has sole voting power and sole dispositive power with respect to all shares listed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section  16(a) filing requirements applicable to our executive officers and directors during fiscal 2009 were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
Options	121,866	$20.37	–

Equity compensation plans not approved by security holders	–	–	–

Total	121,866	$20.37	–

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Independence

As required under the Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that the following current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Pat Adams, Donald S. Ames, Donald H. Dew, John M. Endries, Samuel J. Lanzafame, Margaret G. Ogden, Lowell A. Seifter, Charles E. Shafer, Paul M. Solomon, Charles H. Spaulding and Deborah F. Stanley. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. The Board has determined that Mr. Webb, our Chairman of the Board, President and Chief Executive Officer and Mr. Watt, our Executive Vice President, are not independent directors by virtue of their employment with us.

Code of Ethics

We have adopted a Code of Conduct, which applies to all employees and officers of Alliance Financial and Alliance Bank. We have also adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer, chief accounting officer, controller and the senior vice president of marketing and investor relations. The Code of Ethics for Chief Executive Officer and Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Chief Executive Officer and Senior Financial Officers is available to shareholders on our website at www.alliancebankna.com

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, or other persons performing similar functions, by posting such information on our website at the Internet address set forth above. We have not amended or granted any waivers of a provision of our code of ethics during 2009.

Committees of the Board Of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2009 for each of the Board committees:

Name	Audit	Compensation	Corporate Governance
Donald S. Ames		X
Donald H. Dew		X	X*
John M. Endries**	X
Samuel J. Lanzafame	X*	X
Lowell A. Seifter		X*	X
Paul M. Solomon	X		X
Charles H. Spaulding	X
Total meetings in 2009	7	13	16

*	Committee Chairman
**	Financial Expert

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee is chaired by Director Lanzafame, with Directors Endries, Solomon and Spaulding as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

As set forth in the Audit Committee Charter, the primary duties and responsibilities, among other responsibilities, of the Audit Committee are to:

(1)	oversee the accounting and financial reporting principles and policies and internal accounting controls and procedures;

(2)	oversee the financial statements and the independent audit thereof;

(3)	select, oversee and, where deemed appropriate, replace the independent auditors;

(4)	evaluate the qualifications, independence and performance of the independent auditors;

(5)	monitor the performance of the internal audit function;

(6)	monitor compliance with legal and regulatory requirements; and

(7)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the annual proxy statement.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Endries qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board of Directors has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.alliancebankna.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of Alliance. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Samuel J. Lanzafame, Chairperson

John M. Endries

Paul M. Solomon

Charles H. Spaulding

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Donald S. Ames, Donald H. Dew, Samuel J. Lanzafame and Lowell A. Seifter, with Director Seifter serving as Chairperson of the Committee. All members of our Compensation Committee are independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.alliancebankna.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	reviewing and approving goals and objectives relevant to compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and, based on this evaluation, making recommendations to the Board regarding the Chief Executive’s compensation;

(2)	reviewing our overall objectives and major components of our compensation programs, seeking to align compensation with business objectives and enabling us to attract and retain individuals who contribute to our long-term success;

(3)	reviewing and approving base salary, incentive compensation and long-term incentive compensation matters for all our executive officers;

(4)	reviewing executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations;

(5)	in consultation with the Chief Executive Officer and senior management, reviewing our management development process;

(6)	reviewing employee compensation strategies, benefits and equity-based programs and plans;

(7)	reviewing and making recommendations to the Board with respect to director compensation; and

(8)	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits for officers other than the Chief Executive Officer.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

Compensation Decision-Making Policies and Procedures and Director Compensation

Decision-Making and Policy-Making. As required by its charter, the Compensation Committee shall meet as often as necessary to carry out its responsibilities. The agenda for each meeting is developed by the Chairman of the Compensation Committee, in consultation with other members of the Committee and, where appropriate, senior management and the Committee’s compensation consultant.

In addition to its regular meetings, the Compensation Committee meets in executive session. From time to time, various members of senior management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The Compensation Committee has been delegated authority from our Board of Directors to oversee executive compensation by reviewing and approving the compensation structures for all executive officers, including Executive Vice Presidents and selected Senior Vice Presidents and to approve our compensation plans.

The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, as well as empirical data and the recommendations of advisors. Compensation decisions made by the Compensation Committee are reported by the Committee Chairperson to the Board of Directors who approve, disapprove or amend the Committee’s action. The Compensation Committee does not delegate its duties to others.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During 2009, the Compensation Committee engaged Pearl Meyer & Partners to provide competitive compensation analysis based on a peer group approved by the Compensation Committee. For additional information on the role of Pearl Meyer & Partners in 2009 compensation decisions, see the “Compensation Discussion and Analysis” below.

The specific determinations of the Compensation Committee with respect to executive compensation for each of the Named Executive Officers during fiscal 2009 are described in greater detail in the “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of another entity’s board of directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2009, which entity had an executive officer serving on our Board of Directors or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Corporate Governance Committee

The Corporate Governance Committee is comprised of three directors: Donald H. Dew, as Chairperson of the committee, Lowell A. Seifter and Paul M. Solomon. All members of our Corporate Governance Committee are independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Corporate Governance Committee that is available to shareholders on our website at www.alliancebankna.com

Pursuant to its charter, the Corporate Governance Committee of the Board of Directors is responsible for:

¡	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

¡	recommending to the Board for selection as candidates for election to the Board of Directors;

¡	reviewing and evaluating incumbent directors;

¡	making recommendations to the Board regarding the membership of the committees of the Board;

¡	reviewing and investigating complaints pertaining to directors involving matters other than financial compliance;

¡	reviewing matters related to the Board’s processes making recommendations with respect to such matters;

¡	reviewing and making recommendations with respect to the corporate governance guidelines; and

¡	annually reviewing its own performance and the performance of the full Board, periodically assessing the adequacy of its committee charter, and recommending changes to the Board as needed.

In addition, pursuant to its charter, the Corporate Governance Committee has the sole authority to retain any advisors and/or counsel in connection with performing its functions as it deems appropriate.

In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

In considering candidates for election to the Board, the Corporate Governance Committee and the Board consider the entirety of each nominee’s credentials and do not have any specific minimum qualifications. Factors considered include, but are not necessarily limited to, the individual’s personal and professional integrity, business judgment, relevant experience, and anticipated effectiveness as a Director. In addition, prior to nominating an existing Director for re-election to the Board, the Corporate Governance Committee and the Board consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the Director brings to the Board. All of the current nominees were recommended and approved by the Corporate Governance Committee. We do not pay a fee to any third party to identify or evaluate nominees.

In addition to the criteria listed above, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the following list of experience, qualifications, attributes or skills of each director nominee contributed to the Corporate Governance Committee’s conclusion that each nominee is qualified to serve on the Board in light of our business and structure:

Director	Qualifications
Mary Pat Adams	• 14 years experience in residential sales • Knowledge and expertise in the mortgage industry

Samuel J. Lanzafame	• 30 years of executive management experience with both public and private companies • Experience with financial and securities markets

Lowell A. Seifter

•   Practicing attorney with 33 years of experience in business and financial matters

•   Certified public accountant (inactive)

•   Experience in purchasing and selling land, buildings and homes

•   Co-managed an investment advisory company

Jack H. Webb

•   Chairman and Chief Executive Officer of Alliance and President and Chief Executive Officer of the Bank

•   26 years of serving in various roles, including senior leadership roles, for Chase Manhattan Bank in central New York

Donald S. Ames	• Over 45 years of experience in business ownership and operations • Experience with financial and securities markets

John M. Endries

•   44 yeas of experience in financial and general business matters, including with an international accounting firm, publicly traded company and investment advisor

•   Qualifies as an “audit committee financial expert”

•   Licensed certified public accountant (inactive) and investment advisor

Margaret G. Ogden	• Over 24 years of experience in philanthropy • Experience in managing assets in excess of $120 million

Paul M. Solomon	• Former senior executive of privately managed company • Former director of public company • Experience with financial and securities markets

John H. Watt, Jr.

•   Executive Vice President of Alliance and the Bank

•   25 years of banking and financial services experience, which includes various management positions at J.P. Morgan Business Credit Corporation, The Chase Manhattan Bank and Chase Lincoln First Bank, N.A.

•   Licensed attorney in the State of New York

Donald H. Dew	• Executive management experience, including as Chief Executive Officer and Chairman • Experience in banking, mergers and acquisitions and strategic planning

Charles E. Shafer

•   Licensed attorney in the State of New York with extensive experience in commercial transactions, real estate and trusts and estates

•   Extensive experience with bridge financing, risk assessment, financial work-outs, loan agreements and the overall requirements of managing a company

Charles H. Spaulding	• 30 years of experience as independent insurance agent • Experience managing companies with aggregate revenues in excess of $6.3 million

Deborah F. Stanley

•   Manages annual funds of over $214 million and a workforce of approximately 1,800 faculty and staff

•   Experience overseeing public relations and branding, policy issues and legislative relations, employment and compensation matters, strategic planning, and multi-level governmental compliance and reporting

In accordance with our bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to the Secretary not less than 90 days nor more than 120 days immediately preceding the date of the meeting. The notice must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation and employment of each proposed nominee; (iii) the total number of shares of our stock owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of our stock owned by the notifying shareholder; and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors, or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations not made in accordance with this procedure may be disregarded at the annual meeting. Shareholder nominations are evaluated in the same manner as other nominations.

As of the date of this proxy statement, the Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with our bylaws in connection with the 2010 Annual Meeting.

Shareholder Communications with our Board of Directors

Shareholders may communicate directly with our Board of Directors by sending correspondence to the address shown below. If a shareholder desires to communicate with a specific Director, the correspondence should be addressed to that Director. The receipt of correspondence addressed to the Board of Directors and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific Director will be delivered to the Director, who will review it and, if appropriate, report the nature of its content to the Board of Directors at its next meeting, so that appropriate action, if any, may be taken.

Alliance Financial Corporation

Board of Directors

Attention: [Board of Directors] or [Specific Director]

120 Madison Street, 18th Floor

Syracuse, New York 13202

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. However, the Board believes that the our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board does not currently have a lead director, however, the Corporate Governance Committee, through its Chairman, assists in the development of the agenda for meetings of the Board of Directors.

Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the audit committee charter, the audit committee periodically reviews management’s assessment of risks or exposures, including financial statement risks. The audit committee also oversees related party transactions.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year-ended December 31, 2009, and in this proxy statement.

Lowell A. Seifter, Chairperson

Donald S. Ames

Donald H. Dew

Samuel J. Lanzafame

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (“Compensation Committee”), comprised of four independent directors, has responsibility for establishing and implementing our executive compensation philosophy as well as monitoring adherence to the policies and practices of the compensation programs maintained by us for our employees. This Compensation Discussion and Analysis (“CD&A”) section is intended to help our shareholders understand our compensation philosophy, objectives, components and practices. The CD&A also describes decisions made by the Compensation Committee in 2009 as it relates to the compensation of our Named Executive Officers (“NEOs”).

The following officers have been identified as NEOs by the Board of Directors:

•	Jack H. Webb, Chief Executive Officer

•	John H. Watt, Jr., Executive Vice President

•	J. Daniel Mohr, Executive Vice President and Chief Financial Officer

•	James W. Getman, Executive Vice President and Senior Loan Officer, Alliance Bank, N.A.

•	Steven G. Cacchio, Senior Vice President, Retail Banking Sales and Service, Alliance Bank, N.A.

Executive Summary

It is the intent of the Compensation Committee to provide the NEOs with a market competitive compensation package that promotes the achievement of our strategic objectives and maximizes shareholder value without encouraging excessive risk. Base salary is the largest component of the NEOs total compensation. NEOs are also eligible to participate in our incentive compensation programs.

In 2009, the Compensation Committee took the following actions related to the NEOs compensation:

•	Base salaries and annual incentive opportunities were adjusted as the result of a competitive assessment conducted by an independent compensation consultant;

•

No equity awards were made to the NEOs or any other employees in 2009 due to the expiration of the 1998 Long-term Incentive Plan in 2008. The Board of Directors approved the Alliance Financial Corporation Restricted Stock Plan in January 2010, which will become effective upon shareholder approval of Proposal 3 described in this proxy statement. The Board of Directors considers long-term equity compensation an important component of compensation which aligns shareholder and management interests through equity awards;

•

The Compensation Committee accelerated the vesting of all prior grants of restricted stock as if the original vesting term was based on a seven year incremental vesting schedule rather than the original seven year cliff vesting schedule;

•

The Board of Directors suspended deferred bonuses under the Executive Incentive Retirement Plan although they were earned by the executives, pursuant to the terms of the plan, because the Board determined that the total compensation paid to the NEO’s was appropriate without further benefits from this plan; and

•

As a result of our financial performance in 2009, the NEOs earned payments under our short-term incentive program, which were paid in February 2010. The performance goals and related payments under this program are discussed more fully under the caption “Short-term Incentive Compensation” below.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective compensation programs are those designed to attract, develop and retain the best available executive officers in key leadership positions as well as the best available employees at all levels in the organization. In implementing this philosophy, the compensation plans in which the NEOs participate are intended to motivate them to maximize performance for our shareholders and to reward them for the achievement of specific annual, strategic and long-term goals, including the appreciation of shareholder value.

Our compensation programs:

•	Are not overly complex in design or administration;

•	Are designed with prudent defined objectives and goals that prevent an expectation of receiving rewards for inappropriate or excessive risk that could have a material effect on us;

•	Have base salary as the largest component of total compensation for all employees, including those eligible to earn incentive compensation;

•	Are not excessive in that they are designed to provide incentive compensation opportunities that are a percentage of base salary rather than a multiple of base salary; and

•	Do not reward employees, including the NEOs, in a way that results in the receipt of compensation that is excessive for the position, or the performance and contribution of the employee.

Generally, the types of compensation paid to the NEOs are similar to those provided to other executive officers. To support our compensation philosophy and objectives, the NEOs compensation package provides the following:

•	Competitive base salary and benefits;

•	Short-term incentive compensation programs intended to reward employee contributions to the attainment of our annual performance or line of business goals; and

•	Long-term equity compensation intended to reward our NEOs and other key executives for their contributions to our sustainable, long-term success and growth in shareholder value.

The Board of Directors considers long-term equity compensation an important component of total compensation, a retention tool, and an effective means of linking the executives’ compensation with the value of our stock and long-term success of the organization. The 1998 Long-term Incentive Compensation Plan expired in July 2008, and a new equity plan will become effective upon shareholder approval of Proposal 3 described in this proxy statement. Our Restricted Stock Plan, if approved by shareholders, will enable the Board of Directors to continue using this vital component of compensation.

Executive Compensation Administration

In 2009, the Compensation Committee engaged an independent compensation consultant, Pearl Meyer & Partners (“PM&P”), to conduct a competitive assessment of the compensation programs provided to our Board of

Directors and executive officers (the “Assessment”). PM&P was hired directly by the Compensation Committee to consult on board and executive compensation matters and does not perform any additional services for us. PM&P also provided recommendations regarding the composition and structure of our executive compensation programs.

The Assessment included:

•

Comparative compensation information for executives in similar positions for a custom peer group of 19 publicly traded banks of similar asset size ($700M - $3.0B) located in the Mid-Atlantic region. The 19 banks, as listed below, are located in non-metropolitan markets in New York, Pennsylvania and western Massachusetts.

– ACNB Corp. (ACNB)	– Ameriserv Financial, Inc. (ASRV)	– Arrow Financial Corporation (AROW)

– Berkshire Hills Bancorp, Inc. (BHLB)	– Bryn Mawr Bank Corp. (BMTC)	– Citizens & Northern Corp. (CZNC)

– CNB Financial Corporation (CCNE)	– ESB Financial Corporation (ESBF)	– Financial Institutions, Inc. (FISI)

– First Chester County Corporation (FCEC)	– First National Community Bancorp, Inc. (FNCB)	– Orrstown Financial Services, Inc. (ORRF)

– Parkvale Financial Corporation (PVSA)	– Royal Bancshares of Pennsylvania, Inc. (RBPAA)	– Suffolk Bancorp (SUBK)

– Tompkins Financial Corporation (TMP)	– Univest Corporation of Pennsylvania (UVSP)	– VIST Financial Corp (VIST)

– Wilber Corporation (GIW)

•

Data from two banking industry surveys comprising of banks of similar asset size and geographic location. The two surveys utilized were PM&P Banking Compensation Survey Report and Watson Wyatt Financial Institutions Benchmark Survey.

The Compensation Committee considered the results of the Assessment and its own compensation philosophy, among other considerations, in setting base salaries and annual incentive plan design targets effective in 2010, which are described in this CD&A.

The Compensation Committee is responsible for the review and approval of our executive compensation programs and the specific compensation for each executive officer, taking into consideration the recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations. The Chief Executive Officer recommends salary adjustments, short-term incentive plan opportunities and payouts as well as equity grants for each executive. These recommendations are based upon an assessment of each executive’s individual performance, performance of the executive’s respective business unit or function, retention considerations and market and other factors. The Chief Executive Officer does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the NEOs were eligible to receive the following compensation components:

•	Base salary;

•	Performance-based short-term incentive compensation;

•	Discretionary bonus awards;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

In making decisions regarding compensation for the NEOs, the Compensation Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the Chief Executive Officer and other NEOs. As such, the Compensation Committee has not established formal policies for the following:

•	The allocation between cash and non-cash compensation;

•	The allocation of short-term and long-term equity incentive compensation; or

•	The percentage in which other NEOs compensation opportunity should be in relation to the Chief Executive Officer’s compensation.

The Compensation Committee’s goal was to base the levels of compensation to be paid to the executive officers relative to peer group and survey data. As such, the Compensation Committee established a target for 2009 total compensation equal to approximately the 50th percentile of the data provided by the Assessment, which is described in more detail below. The Compensation Committee believed these actions were appropriate given our compensation philosophy and our performance in 2009.

Base Salary

Base salaries are determined based on the NEOs position, scope of responsibilities, assessment of individual performance and expected future contributions as well as their professional, interactive, leadership and business area related technical skills. The NEOs are also eligible for merit-based salary increases in accordance with the same annual evaluation process that is applicable to all employees.

The Compensation Committee conducts an annual performance review of Mr. Webb, based on input from the entire Board of Directors, and makes recommendations to the Board of Directors, for its approval, regarding his compensation. In addition, a six-month interim review of Mr. Webb’s performance is conducted by the Chair of the Compensation Committee, also based on input from the Board of Directors.

Mr. Webb completes the annual performance reviews for Messrs. Watt, Mohr, Getman and Cacchio, which establishes the basis for his recommendation to the Compensation Committee for any salary increases for these executives.

Based on information contained in the Assessment, the Compensation Committee determined that the NEOs base salaries were at or below the median of the peer group. Taking into consideration 2009 performance, the results of the Assessment and our philosophy of paying a competitive base salary, the Compensation Committee recommended a 5.5% increase in base salary for Mr. Webb to place his base salary in the 50th percentile of the peer group utilized in the Assessment, effective January 2010. This increase was approved by the Board of Directors. The Compensation Committee also approved base salary increases for Messrs. Watt, Mohr, Getman and Cacchio of 8.8%, 7.3%, 3.2% and 7.9%, respectively, based on their performance reviews, the results of the Assessment and other factors. These increases were effective January 2010, approximating the executive’s base salaries around the 50th percentile of the peer group utilized in the Assessment. These salary adjustments were made inclusive of the annual merit-based increases.

Short-term Incentive Compensation

The NEOs and certain key executives in leadership positions are eligible to participate in a short-term incentive program that rewards employees upon the attainment of certain annual performance goals. In support of our overall strategic objectives, the Compensation Committee, in its discretion, chose net income available to common shareholders as the performance metric for 2009 (the “2009 Performance Goal”).

The 2009 Performance Goal was chosen because the Compensation Committee believes that meeting annual profitability goals is vital in paying dividends to shareholders, to support shareholder value through the correlation of stock price to net income per share, and to provide the capital necessary to achieve long-term objectives. The 2009 Performance Goal was based on our 2009 business plan, which contained details regarding our short-term goals and objectives, and assumptions regarding environmental factors such as market interest rates and economic and financial market conditions.

The 2009 Performance Goal must be met for payment of awards under the “base” component of the program and must be exceeded to trigger payment of awards under the “incremental” component of the program. Under the base component of the program, if the 2009 Performance Goal is met, the NEOs and other senior executives are eligible for 15% of their base salary, which may be increased or decreased based on the executive’s job performance and area of responsibility. Under the incremental component of the program, if the 2009 Performance Goal is exceeded, the NEOs and other senior executives are eligible for additional incentive compensation. A pool is established of up to 25% of the amount above the 2009 Performance Goal and is allocated as additional incentive compensation to each eligible executive based on their job performance and area of responsibility.

Our 2009 net income available to common shareholders was $10,364,000, which exceeded the target goal of $9,010,000, thus qualifying the NEOs and other executives for incentive compensation payments under the program, which were approved by the Compensation Committee and the Board of Directors in January 2010.

The following table presents, for each NEO, the 2009 short-term incentive award amounts and as a percent of base salary for achieving and exceeding the 2009 Performance Goal.

	Base Salary	Base Award	Base Award	Incremental Pool Award	Incremental Pool Award as Percentage of Base Salary	Total Award	Total Award as Percentage of Base Salary
Mr. Webb	$360,200	$54,000	15.0%	$96,000	26.7%	$150,000	41.7%
Mr. Watt	$193,000	$28,950	15.0%	$78,950	40.9%	$107,900	55.9%
Mr. Mohr	$177,000	$26,550	15.0%	$66,550	37.6%	$93,100	52.6%
Mr. Getman	$157,500	$23,625	15.0%	$31,570	20.0%	$55,195	35.0%
Mr. Cacchio	$139,000	$20,850	15.0%	$34,750	25.0%	$55,600	40.0%

The NEOs received approximately 43% of the value of incentives paid under the short-term incentive program.

Based on the Assessment, the Compensation Committee concluded that future awards granted pursuant to the short-term incentive program should be determined based on actual performance against more than one metric. In addition, the Assessment confirmed that our existing plan did not provide for competitive base level awards when compared with the identified peer group. As a result, the 2010 short-term incentive program has been revised and will have three metrics: return on common equity, tangible common equity and non-performing assets/total assets. Additionally, incentive payments will be tiered based on the percentage of the performance goals attained.

The following table presents short-term incentive payments, as a percentage of base salary, which would be payable upon attainment of the 2010 performance goals.

•	Mr. Webb – 40%

•	Mr. Watt – 30%

•	Mr. Mohr – 30%

•	Mr. Getman – 25%

•	Mr. Cacchio – 25%

Our employment contracts with our executives contain claw-back language, as further discussed below, which would be applicable to this program.

Discretionary Bonus Awards

The Board of Directors considers discretionary cash bonus awards in certain situations to recognize significant efforts or individual contributions. For example, certain executives received a bonus for the successful acquisition and integration of Bridge Street Financial Inc. in 2006. None of the NEOs received discretionary bonus compensation for 2009.

Long-Term Incentive Compensation

The NEOs did not receive any equity awards in 2009 because the 1998 Long-term Incentive Compensation Plan expired in July 2008. In order to resume equity awards under a new plan, the Board of Directors has proposed the Alliance Financial Corporation Restricted Stock Plan in this proxy under Proposal 3 for shareholder approval at our annual meeting in May 2010.

Restricted stock awards have been issued in the past to support the Board of Directors belief that long-term equity-based incentive compensation is an important component of our total compensation philosophy. Awards are issued to recognize the responsibility and contributions of the NEOs, and other key executives, in meeting our long-term goals and strategies. Additionally, long-term incentive compensation is required to compete with other organizations in recruitment and retention of key executives.

We generally consider awarding restricted stock annually. The Compensation Committee recommends the number of shares of restricted stock to be awarded to Mr. Webb, which is subject to the approval of the Board of Directors. Mr. Webb recommends the number of shares to be awarded to key executives, including Messrs. Watt, Mohr, Getman and Cacchio, which is subject to the approval of the Compensation Committee.

Based on information contained in the Assessment, the Compensation Committee determined that the vesting schedules for prior grants were not in line with our peer group. The peer group data provided guidance that our peers were issuing restricted stock grants that vested incrementally over five year terms. Our previous restricted stock awards vest on a seven year cliff vesting schedule. Therefore, the Compensation Committee accelerated the vesting of all prior grants as if the original vesting term was based on a seven year incremental vesting schedule. This acceleration was approved by the Board of Directors. The total shares vested for each NEO is listed in the table below under the caption “Option Exercises and Stock Vested.”

Retirement and Other Benefits

Alliance Bank Executive Incentive Retirement Program

The Board of Directors approved our Executive Incentive Retirement Program (“EIRP”) in March 2008. The purpose of the EIRP is to assist us in retaining and attracting officers of exceptional ability and rewarding them for meeting or exceeding specific business program objectives or performance measurements. Participants in the EIRP include any officer who is so designated by the Board. Currently there are nine officers, including all of the NEOs except Mr. Webb, participating in the ERIP.

A participant’s eligibility to receive a deferred bonus, if any, is determined by reference to the attainment of criteria established by the Board on an annual basis. The Board of Directors may, at its discretion elect not to pay a deferred bonus under this plan irrespective of attainment of the qualifying criteria. As discussed previously, we exceeded our 2009 Performance Goal, which would have triggered a payment under the EIRP. The Board of Directors elected not to pay deferred bonuses under this plan because the Board determined that the total compensation paid to the NEO’s was appropriate without further benefits from this plan.

Supplemental Executive Retirement Agreement (SERP) and Split Dollar Life Insurance Agreement

Mr. Webb has a SERP, which was negotiated as a component of his total compensation package when he joined the Company. Pursuant to the SERP, we are required to pay Mr. Webb an annual benefit equal to 70% of his final average compensation in excess of his other retirement benefits. The retirement benefit will be paid to Mr. Webb in the form of a straight life annuity in monthly installments for life. For purposes of the SERP, Mr. Webb’s final average compensation means the annualized monthly base salary actually paid by us over the three-year period ending on the date of his termination of employment. The amounts due to him under the SERP are to be distributed upon the occurrence of a triggering event, including:

•	Mr. Webb’s termination of employment with us, except upon his termination with cause; or

•	His attaining the age of 65.

We must begin paying the benefit to Mr. Webb either on the first day of the seventh month following Mr. Webb’s termination of employment or on the first day of the first month following his attaining age 65, whichever is earlier. The benefit due Mr. Webb may be reduced if payment commences prior to August 1, 2017. In addition, the SERP provides Mr. Webb the right to receive payment of the benefit upon a change of control of the Company. Mr. Webb is the only NEO covered by a SERP.

On January 27, 2010, the Company, Bank and Mr. Webb also entered into the first amendment (the “Amendment”) to the Amended and Restated Supplemental Retirement Agreement, dated November 28, 2006 (the “Restated SERP”). The Restated SERP amended and restated the original Supplemental Retirement Agreement, dated May 1, 2000, for certain changes related to the requirements of Section 409A of the Code. The Amendment provides the ability to designate beneficiaries, clarifies the definition of “Death” for purposes of determining time of payment under the agreement, and requires Mr. Webb to prudently manage his other retirement benefits (outside of the Restated SERP) in order to preserve the potential offset of benefits otherwise payable under the Restated SERP.

Additionally, on January 27, 2010, we entered into a split dollar life insurance agreement with Mr. Webb. If Mr. Webb is employed by us at the time of his death, then Mr. Webb’s designated beneficiaries will receive a lump sum payment equal to the employee’s interest, as defined in the agreement. The remainder of the insurance proceeds will be paid to us. We pay the premiums to keep the insurance policies in force, we retain the right to terminate the insurance policies and we are the owner of the cash surrender value of the insurance policies. Any successor to us will be required to assume and perform this split dollar life insurance agreement as if no succession had occurred.

401(k) Retirement Program

The NEOs are eligible to participate in the 401(k) retirement program on the same terms as other employees. Employees are eligible to make salary deferrals (contributions) at the beginning of the month following their hire date. We will match the employee’s contributions $0.50 per dollar deferred up to a maximum of 6% of the employees covered compensation. In addition, 1% of an eligible employee’s annual earnings are contributed by us regardless of whether the employee is contributing to the program.

Group Term Life Insurance

The NEOs are covered under the same benefit program available to all other employees, which are paid for by us. Employees are covered for four-times their annual earnings up to a maximum of $750,000. Accidental death and dismemberment insurance is provided in an amount equal to the life insurance.

Group Long-Term Disability Insurance

The NEOs are covered under the same benefit program available to all other employees, which are paid for by us. The coverage provides for 60% salary continuation in the event of disability, as defined in the policy, up to a maximum monthly benefit of $15,000. The NEOs are insured for the following monthly income replacement amounts.

Webb	Watt	Mohr	Getman	Cacchio
$15,000	$9,650	$8,850	$7,875	$6,950

Other Benefits

The NEOs are eligible for the same benefits available to all other employees such as health and dental insurance, personal and sick leave, vacations, and holidays.

Perquisites and Personal Benefits

The NEOs are provided with perquisites and other personal benefits that the Compensation Committee believes are modest, reasonable, and similar in nature to those provided to executives at competing financial institutions, and are designed to assist these executives in carrying out their duties.

The NEOs have the use of a company-owned automobile. Club memberships are provided to Mr. Webb, Mr. Watt and Mr. Getman for business meeting purposes and for their personal use. At the recommendation of the Compensation Committee, a health club membership is also provided to Mr. Webb.

Employment and Change-of-Control Agreements

We have employment and change of control agreements with the NEOs and certain key executives. The Board of Directors views these agreements as integral in ensuring the continued dedication of the executives to the Company and promoting stability of management, particularly in the event of a change of control.

Employment Agreements

Messrs. Webb, Watt and Mohr each have employment agreements effective as of January 26, 2010, which have an initial term of one year. Thereafter, each of the employment agreements will automatically extend for successive one year terms, unless previously terminated or either we or the executive provides notice that it will not be extended. Mr. Webb will receive a base annual salary of $380,000, Mr. Watt will receive a base annual salary of $210,000 and Mr. Mohr will receive a base annual salary of $190,000. In addition to the base annual salary, the employment agreements provide for, among other things, participation in incentive programs and other employee benefit plans applicable to executive employees.

In the event of involuntary termination without “cause” or voluntary termination with “good reason,” each executive is entitled to receive a severance benefit equal to the greater of the unpaid compensation and benefits that would have been paid under the terms of this employment agreement if the executive had remained employed, or the unpaid compensation and benefits that would have been paid under the terms of this employment agreement (including any accrued bonus) for a period of one year following the termination. Upon Change of Control, as defined in the agreements, which results in the termination of the executive without cause or certain resignations for good reason, the executive will receive a lump sum payment equivalent to a multiple of the average annual cash compensation amount paid to the executive during the three (3) years preceding the Change of Control which multiple shall be three (3) times such annual average amount in the case of Mr. Webb and two (2) times the annual average amount in the case of Messrs. Watt and Mohr. In addition, under such circumstances, each executive will also receive a lump sum payment equal to a multiple of the Company’s annual cost of providing health, life and long-term disability coverages and other fringe benefits equal to three (3) times such amount in the case of Mr. Webb and equal to two (2) times such amount in the case of Messrs. Watt and Mohr. Further, if there is a Change in Control, then all forms of equity-based compensation, including unexpired stock options and unvested restricted stock will accelerate. In the event that any amounts payable under the employment agreements would be nondeductible to us by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

The employment agreements also provide for a clawback of any incentive paid to, credit to an account on behalf or, or vested to the executive within the prior twenty-four (24) months under certain circumstances if it is later determined that the incentive is directly attributable to materially misleading financial statements.

Change of Control Agreements

Messrs. Getman and Cacchio have change of control agreements with identical terms. Upon a change of control (as defined in the Agreement) resulting in termination, the NEO will receive a lump sum severance payment equal to 200% of the NEOs annual base salary in effect as of the date of termination. If the NEO constitutes a qualified beneficiary and elects continued coverage under COBRA, their health care coverage will be paid for by us for up to two years following termination or shorter period until obtaining new employment offering health insurance.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary (1)($)	Stock Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)
Jack H. Webb	2009	360,200	–	150,000	89,856	50,515	650,571
Chairman and Chief	2008	350,200	50,380	52,500	187,257	36,025	676,362
Executive Officer	2007	340,000	62,500	–	78,958	22,834	504,292

John H. Watt, Jr.	2009	193,000	–	107,900	–	34,862	335,762
Executive Vice President	2008	185,500	44,083	56,840	–	25,007	311,430
	2007	180,000	62,500	–	–	32,924	275,424

J. Daniel Mohr	2009	177,000	–	93,100	–	16,045	286,145
Chief Financial Officer and	2008	170,000	37,785	50,290	–	13,542	271,617
Executive Vice President	2007	165,000	46,875	–	–	9,350	221,225

James W. Getman	2009	157,500	–	55,195	–	26,871	215,566
Executive Vice President	2008	153,500	25,190	33,770	–	19,938	232,398
	2007	149,000	31,250	–	–	13,513	193,763

Steven G. Cacchio	2009	139,000	–	55,600	–	22,831	217,431
Senior Vice President	2008	135,000	25,190	33,750	–	18,314	212,254
	2007	131,000	46,875	–	–	12,667	190,542

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For more information concerning the assumptions used for these calculations, please refer to the notes to the financial statements contained in the 2007, 2008 and 2009 Annual Reports on Form 10-K.

(3)	Amounts in this column reflect the short-term incentive compensation earned by each Named Executive Officer. The 2009 Short-Term Incentive Plan is described in greater detail in the “Compensation Discussion and Analysis” above.

(4)	Amounts in this column reflect (a) the increase (if any) for each respective year in the present value of the Named Executive Officer’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(5)	Amounts in this column are set forth in the table below and include perquisites, dividends paid on restricted stock and 401(k) employer contributions. The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer such as country club memberships and the use of Company-owned automobile.

	401(k) Employer Contributions ($)	Dividends on Restricted Stock ($)	Perquisites ($)	Total ($)
Jack H. Webb	9,800	20,005	20,710	50,515
John H. Watt, Jr.	8,458	15,416	10,988	34,862
J. Daniel Mohr	3,585	6,610	5,850	16,045
James W. Getman	6,305	9,800	10,766	26,871
Steven G. Cacchio	6,111	11,120	5,600	22,831

Outstanding Equity Awards at Year-End

There were no stock awards or stock options granted to our Named Executive Officers during the last fiscal year. The following table sets forth information regarding stock awards and stock options outstanding at December 31, 2009.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Jack H. Webb	15,000	–	23.50	1/1/2012	7,074 (1)	192,059
	20,000	–	17.75	12/18/2010
	40,000	–	18.50	4/30/2010

John H. Watt, Jr.	–	–	–	–	5,931 (2)	161,027

J. Daniel Mohr	–	–	–	–	3,787 (3)	102,817

James W. Getman	5,400	–	23.50	1/1/2012	3,932 (4)	106,753
	4,000	–	17.75	12/18/2010

Steven G. Cacchio	4,000	–	23.50	12/18/2010	4,361 (5)	118,401
	1,848	–	24.75	8/31/2010

(1)	Mr. Webb’s stock awards vest as follows: 500 shares on February 28, 2010; 715 shares on January 30, 2011; 1,286 shares on January 31, 2012; 1,429 shares on February 16, 2013; 1,429 shares on January 30, 2014; and 1,715 shares on January 29, 2015.

(2)	Mr. Watt’s stock awards vest as follows: 429 shares on October 6, 2010; 572 shares on January 30, 2011; 858 shares on January 31, 2012; 1,143 shares on February 16, 2013; 1,429 shares on January 30, 2014; and 1,500 shares on January 29, 2015.

(3)	Mr. Mohr’s stock awards vest as follows: 1,429 shares on May 1, 2013; 1,072 shares on January 30, 2014; and 1,286 shares on January 29, 2015.

(4)	Mr. Getman’s stock awards vest as follows: 286 shares on January 31, 2010; 572 shares on January 30, 2011; 643 shares on January 31, 2012; 858 shares on February 16, 2013; 715 shares on January 30, 2014; and 858 shares on January 29, 2015.

(5)	Mr. Cacchio’s stock awards vest as follows: 358 shares on January 31, 2010; 572 shares on January 30, 2011; 643 shares on January 31, 2012; 858 shares on February 16, 2013; 1,072 shares on January 30, 2014; and 858 shares on January 29, 2015.

(6)	Market value is calculated on the basis of $27.15 per share, which is the closing sales price for our common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested and the option awards that were exercised for the Named Executive Officers during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack H. Webb	–	–	8,426	252,106
John H. Watt, Jr.	–	–	6,819	204,024
J. Daniel Mohr	–	–	1,713	51,253
James W. Getman	12,121	337,437	5,068	151,634
Steven G. Cacchio	5,546	158,166	5,639	168,719

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the Named Executive Officer and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable.

Pension Benefits

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers during the last fiscal year.

Pension Benefits Table
Name	Plan Name		Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Jack H. Webb	Supplemental Retirement Agreement	(1)	9.67	742,154	–
John H. Watt, Jr.	–		–	–	–
J. Daniel Mohr	–		–	–	–
James Getman	–		–	–	–
Steven G. Cacchio	–		–	–	–

(1)	This agreement is discussed above in the Compensation Discussion and Analysis Section under the caption “Retirement and Other Benefits – Supplemental Executive Retirement Agreement (SERP) and Split Dollar Life Insurance Agreement.”

(2)	The figures shown are determined as of the plan’s measurement date during 2009 under ASC Number 715-20-65-1 for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 12 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2009.

Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis – Employment Agreements and Change in Control Agreements” above, we had employment and change of control agreements with Jack H. Webb, John H. Watt, Jr., J. Daniel Mohr, James W. Getman and Steven G. Cacchio. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2009, below. For Messrs. Webb, Watt and Mohr we have summarized and quantified the estimated payments under their employment agreements dated January 26, 2010.

	Jack H. Webb	John H. Watt, Jr.	J. Daniel Mohr	James W. Getman	Steven G. Cacchio
Retirement (1)
Restricted Stock Acceleration (2)	$192,059	$160,753	$102,817	$106,753	$118,401

Death
Salary Continuation (3)	$60,000	$32,167	$29,500	–	–
Restricted Stock Acceleration (2)	$192,059	$160,753	$102,817	–	–

Disability (4)
Salary Continuation	$207,808	$111,346	$102,115	–	–
Accrued and Unpaid Vacation	$27,692	$14,846	$13,615	–	–
Continued Benefits	$6,314	$6,168	$6,094	–	–
Restricted Stock Acceleration (2)	$192,059	$160,753	$102,817	–	–

Termination Without Cause or Voluntary Termination with “Good Reason” (5)
Lump Sum Cash Payment	$398,852	$218,538	$201,178	–	–

Change in Control–Related
Restricted Stock Acceleration (2)	$192,059	$160,753	$102,817	$106,753	$118,401
Lump Sum Cash Payment (6)	$1,088,032	$408,384	$335,895	$316,164	$290,342

(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements or change of control agreements in effect at December 31, 2008.

(2)	All restricted stock granted under the 1998 Long Term Incentive Compensation Plan provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2009. The change of control agreements with other officers also provide acceleration of stock options and restricted stock awards that otherwise were not vested. None of the Named Executive Officers currently have unvested stock options.

(3)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for salary continuation payments following termination due to death for a period of 60 days.

(4)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for a payment equal to the total of accrued and unpaid vacation pay, continued benefits and 100% of the executive’s then current base salary for a period of 30 weeks following termination due to disability. The amount disclosed for accrued and unpaid vacation pay assumes a payout of the maximum four weeks of unused vacation time.

(5)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for a lump sum cash payment equal to the unpaid compensation, including any accrued bonus, and the benefits that the executive would have been paid under the agreement for a period of one year following a termination without cause or voluntary termination with “good reason”, including base salary, vacation and benefits. The amount disclosed for accrued and unpaid vacation pay assumes a payout of the maximum four weeks of unused vacation time.

(6)

The employment agreements provide for an lump sum payment equivalent to a multiple of the average annual cash compensation amount paid to the executive during the three (3) years preceding the Change of

Control which multiple shall be three (3) times such annual average amount in the case of Mr. Webb and two (2) times the annual average amount in the case of Messrs. Watt and Mohr. In addition, under such circumstances, each executive will also receive a lump sum payment equal to a multiple of our annual cost of providing health, life and long-term disability coverages and other fringe benefits equal to three (3) times such amount in the case of Mr. Webb and equal to two (2) times such amount in the case of Messrs. Watt and Mohr. The change of control agreements with Messrs. Getman and Cacchio provide for a lump sum payment equal to 200% of his annual cash compensation and the cost of providing health, life and long-term disability coverages and other fringe benefits for a period of up to 24 months. In the event that any amounts payable under the employment agreements or change in control agreements would be nondeductible to us by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

Director Compensation

Meeting Fees. During 2009, each non-employee director receives an annual retainer fee of $7,500 for service on the Board, $600 for each Board meeting attended, and $400 for each committee meeting attended, except for the Audit Committee which receives $600 for each meeting attended. Committee Chairs receive an additional $100 for each committee meeting attended. The Audit Committee Chairman receives an additional annual retainer fee of $2,000, and the Compensation Committee Chairman receives an additional annual retainer fee of $1,000.

Effective May 1, 2010, each non-employee director receives an annual retainer fee of $12,500 for service on the Board, $600 for each Board meeting attended, and $600 for each committee meeting attended. Committee Chairs receive an additional $100 for each committee meeting attended. The Audit Committee Chairman receives an additional annual retainer fee of $5,000, and the Compensation Committee Chairman and Governance Committee Chairman receive an additional annual retainer fee of $3,500.

Stock-Based Deferral Plan. We have a Stock-Based Deferral Plan (the “Plan”) that was adopted in March 2008, which currently provides non-employee directors with the option to defer receipt of all or a portion of their directors’ fees. Amounts deferred under the Plan are invested in shares of our common stock through open market purchases executed by a trustee. Dividends paid on shares of stock in the Plan are reinvested in our common stock. Participants in the Plan can elect to receive stock distributions in a lump sum or in equal installments over at least two years and not more than ten years. During 2009, the Directors elected to defer a total of $251,970 in director fees under the Stock-Based Deferral Plan.

Director Retirement Plan. We also provide an additional source of retirement income to non-employee directors in recognition of their service on the Board through our Director Retirement Plan. In the event that a director ceases to serve after completing at least three years of service, the director is entitled to a normal retirement benefit, payable in either a lump sum or in ten equal annual installments. In the event of the death of the director, remaining benefits, if any, are payable to a designated beneficiary. The normal retirement benefit is equal to thirty-five percent of the director’s average annual director’s fees increased by (i) one percent for each full year of service up to a maximum of twenty-five percent and (ii) by an additional ten percent if the director served as a Board committee chair for a least three years, which may be nonconsecutive.

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings ($)(2)	Total ($)
Mary Pat Adams	20,500	11,814	32,314
Donald S. Ames	26,400	31,290	57,690
Donald H. Dew	31,900	9,551	41,451
John M. Endries	24,900	13,082	37,982
Samuel J. Lanzafame	31,200	33,172	64,372
Margaret G. Ogden	22,900	9,690	32,590
Lowell A. Seifter	34,100	11,706	45,806
Charles E. Shafer	21,400	17,186	38,586
Paul M. Solomon	30,000	23,769	53,769
Charles H. Spaulding	25,100	30,373	55,473
Deborah F. Stanley	24,500	12,533	37,033

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year. All Directors elected to defer 100% of their 2009 fees under the Stock-Based Deferral Plan, except Mr. Endries who elected to receive 100% of his fees in cash and Ms. Ogden who elected to receive 70% of her total fees in cash.

(2)	Amounts in this column represent the change in the value of accumulated benefits under the Director Retirement Plan and nonqualified deferred compensation earnings under the Stock-Based Deferral Plan.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving all related-party transactions. Consistent with this responsibility, the Audit Committee has reviewed and approved the following related-person relationships as being consistent with the policy. Except for the specific transactions described below no director, executive officer or beneficial owner of more than five percent of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2009, or proposes to engage in any transaction with us, in which the amount involved exceeds $120,000.

Transactions with Certain Related Persons

We make loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Management and the Board of Directors periodically review all loans to executive officers, employees and directors. On March 15, 2010, loans to non-employee directors and their associates totaled $3,497,919.

The law firm of Riehlman, Shafer & Shafer, of which Director Charles E. Shafer’s brother is sole owner, received $135,775 for legal services rendered to us during 2009, including commercial and consumer loan closings and collection activities.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and we are asking shareholders to ratify the appointment.

Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the votes cast of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2009 and December 31, 2008, respectively, we retained and paid Crowe Horwath LLP to provide audit and other services as follows:

	2009	2008
Audit Fees (1)	$200,000	$193,830
Audit-related Fees (2)	74,450	9,990
Tax Fees (3)	40,550	51,400
All Other Fees	–	–

Total	$315,000	$255,220

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, annual audit of internal control over financial reporting and consultation on accounting matters.

(2)	Audit-related fees principally include services rendered in connection with a Form S-3 registration statement.

(3)	Tax fees include assistance with matters related to tax compliance and counseling.

Pre-approval of Services

The Audit Committee shall pre-approve all auditing services and permissible non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm. Unless a type of service to be provided by the auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee, and any proposed services exceeding pre-approved expense levels require specific pre-approval by the Audit Committee.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

PROPOSAL 3

APPROVAL OF THE ADOPTIONG OF THE

2010 RESTRICTED STOCK PLAN

The Board has adopted, subject to shareholder approval, the 2010 Restricted Stock Plan (the “2010 Stock Plan”). The 2010 Stock Plan will make available 200,000 shares to promote the growth and profitability of the Company and to provide eligible directors, certain key officers and employees with an incentive to achieve corporate objectives and to provide such directors, officers and employees with an equity interest in the Company. The full text of the 2010 Stock Plan is included as Appendix A to this Proxy Statement, and a brief description of its material terms is provided below.

Vote Required

The affirmative vote of the holders of a majority of the votes cast of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 RESTRICTED STOCK PLAN.

Description of the 2010 Stock Plan

Nature of Awards.

The 2010 Stock Plan permits the grant of shares of restricted stock to our directors, certain key officers and employees. The restricted shares will typically vest over five years, unless the board of directors determines otherwise and specifies such in the award notice.

We will enter into a restricted stock agreement with each participant in the 2010 Stock Plan setting forth the terms, conditions and restrictions of the restricted stock award. The restricted stock will be issued in the name of the participant and deposited with our transfer agent or other entity designated by the board of directors, until the restrictions lapse or until vesting is no longer possible under the restricted stock agreement. Subject to the terms and conditions of the restricted stock agreement, a participant holding restricted stock will have the right to receive cash dividends on the shares of restricted stock during the restriction period and to vote the vested and unvested shares of restricted stock. Upon expiration of the restriction period, subject to the terms of the Plan and the restricted stock agreement, the participant is entitled to receive unrestricted shares of common stock.

Effective Date and Term.

Subject to shareholder approval, the 2010 Stock Plan will be effective on May 11, 2010, the date of the Annual Meeting.

Eligibility.

Any director, officer or employee of us, any of our present or future subsidiaries, or with approval by the board of directors, any other affiliated savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution is eligible to be granted an award of restricted stock.

Administration.

The 2010 Stock Plan will be administered by a committee of the board of directors established under the 2010 Stock Plan (the “Committee”). The Committee shall have authority to grant awards of restricted stock and determine recipients and the terms and conditions of such awards. The Committee shall have full authority to interpret and construe the terms of the 2010 Stock Plan and to adopt rules and regulations and to prescribe forms for the operation and administration of the 2010 Stock Plan.

Stock Subject to the 2010 Stock Plan.

Subject to adjustments allowed under the 2010 Stock Plan, awards of restricted stock may be made under the Plan for up to 200,000 shares of common stock. If any award of restricted stock expires or is terminated, surrendered or canceled without being fully vested, the unused shares covered by such award shall again be available for grants under the 2010 Stock Plan.

Restricted Stock.

Pursuant to the Plan, the Committee may grant awards of restricted stock on the terms and conditions set forth by the Committee in the applicable restricted stock agreement, including the conditions for vesting, the vesting periods and the issue price.

Clawback Provision.

The restricted stock agreements may, at the discretion of the Committee, include conditions upon which we may recover, in whole or in part, restricted stock related to an award from a recipient due to the inaccuracy of any financial results or other operating metrics.

Adjustments Due to Changes in Capitalization or Control.

In the event of any merger, consolidation, or other business reorganization (including but not limited to a change in control) in which we are the surviving entity, and in the event of any stock split, stock dividend or other similar change in capitalization, (i) the number of shares of common stock available under the 2010 Stock Plan, (ii) the number of shares of common stock subject to each outstanding restricted stock award, and (iii) the terms of each other outstanding award shall be equitably adjusted by the Company in the manner determined by the Committee.

Upon the occurrence of a change in control, as defined in the 2010 Stock Plan, in which we are not the surviving entity, except to the extent provided to the contrary in the restricted stock agreement, all money, stock, securities or other property received shall be subject to the same terms and conditions of the restricted stock award that applied to the shares for which it has been exchange.

Transferability of Awards.

Restricted stock is nontransferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order and the restricted stock granted pursuant to the award shall be distributable, during the lifetime of the recipient, only to the award recipient.

Accelerated Vesting of Awards.

A restricted stock award shall become fully vested upon death, disability or upon the occurrence of a change in control.

Tax Withholding.

A participant in the 2010 Stock Plan must satisfy all applicable federal, state and local or other income and employment tax withholding obligations before it will authorize the restricted stock to be released by us or from escrow. The Committee may allow a participant to satisfy all or part of these withholding obligations by transferring shares of restricted stock to us or by selling the shares.

Amendment of the Plan.

The Committee may amend or revise the 2010 Stock Plan in whole or in part at any time; provided, however, that no such amendment or revision shall alter the stockholder approval standard.

Federal Tax Consequences

Under current federal tax law, the following is a summary of the United States federal income tax consequences generally arising with respect to restricted stock granted under the 2010 Stock Plan. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

In general, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock if the restrictions are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable. On the date that the restrictions on the shares lapse, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on that date (minus any amount the participant paid for the shares). Income recognized by the participant is compensation subject to withholding. As a result, we must make the necessary arrangements with the participant to ensure that the proper amount is withheld. The Committee may allow a participant to transfer restricted stock to us to satisfy all or part of the withholding obligation. A participant’s adjusted basis in the stock received will be equal to the ordinary income recognized by the participant (plus any amount the participant paid for the shares). If a participant thereafter sells the stock, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the participant for U. S. federal income tax purposes. If a participant forfeits an award before the restrictions lapse, the participant will not recognize gain or loss as a result of such forfeiture.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding.

We generally will be entitled to a corresponding tax deduction equal to the ordinary income and dividends includible in a participant’s compensation income.

Plan Benefits

If our shareholders approve this proposal, 200,000 shares of restricted common stock will be issuable pursuant to its terms to all eligible participants of the 2010 Stock Plan. The Committee has not at this time considered or approved any future awards under the 2010 Stock Plan so the identity of future award recipients and the size and terms of future awards are not known at this time.

PROPOSAL 4

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Gerald R. Armstrong, a shareholder of Alliance Financial who represented that he holds 2,100 shares, whose address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has notified the Company that he intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

Vote Required

The affirmative vote of the holders of a majority of the votes cast of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

AS DISCUSSED BELOW UNDER “RESPONSE OF THE BOARD OF DIRECTORS,” THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

As required by SEC rules, the following are the proponent’s proposal and supporting statement:

Shareholder Proposal

That the shareholders of ALLIANCE FINANCIAL CORPORATION request it’s Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Shareholder’s Supporting Statement

The current practice of electing only one-third of the directors for three year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Response of the Board of Directors

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders. The Board unanimously recommends that you vote AGAINST this proposal.

Our Restated Certificate of Incorporation currently provides for a “classified board” (sometimes called a “staggered board”). Our Board of Directors is divided into three classes, and the members of each class are elected to serve staggered three-year terms. Our current classified board structure has been in place since it was approved by the shareholders in 1998. The Board believes that an active, professional Board benefits in many ways from classifying its Directors. These benefits include increased stability, improved long-term planning, enhanced independence, and a superior ability to protect shareholder value in a potential takeover.

Increased Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of our directors have prior experience as directors of our company and a solid knowledge of our business and strategy. The Board believes that directors who have experience with us and knowledge about our business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of us and our shareholders.

In addition, because a classified board produces more orderly change in the composition of the Board and in our policies and strategies, we are better equipped to attract and retain prominent and well-qualified directors who are willing and able to commit the time and resources required to understand us and our operations. The Board also believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to us over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, we could also be placed at a competitive disadvantage in recruiting qualified director candidates if service could potentially be limited to a one-year period.

Improved Long-Term Planning

The Board of Directors believes that electing its Directors to staggered three-year terms enhances our ability to engage in long-term strategic planning, without diminishing the Directors’ accountability to shareholders. Directors elected to three-year terms are required to uphold the same fiduciary duties to the Company and its shareholders as Directors elected annually. In the Board’s view, the annual election of approximately one third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on our performance, our management and our Directors.

Enhanced Independence

The Board is currently comprised entirely of independent directors other than the Chief Executive Officer and Executive Vice President. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. Our current classified board structure permits our directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on our long-term interests instead of on the re-nomination process leads to greater independence and better governance.

Superior Ability to Protect Shareholder Value in a Potential Takeover

A classified structure enhances the Board’s ability to negotiate the best results for shareholders in a potential takeover situation. The Board believes that a classified structure encourages a person seeking to obtain control of us to offer and negotiate a full and fair price. At least two Annual Meetings will be required to effect a change in control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value.

It is important to note, however, that although the classified structure is intended to cause a person seeking to obtain control of us to negotiate, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition. Instead, the classified structure merely gives the Board additional leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation. In any potential takeover, the Directors are required to act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New York law.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified board structure. Further action would be required to amend our certificate of incorporation and bylaws to effect this change.

While the Board would consider supporting and proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the certificate of incorporation, without at least two-thirds support of the Board, the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock shall be required for approval of an amendment to either the certificate of incorporation or the bylaws. If the Board supports such an amendment, the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the amendment would be required for the approval.

Conclusion

The Board of Directors has carefully considered this proposal and the arguments for and against a classified board structure. The Board has concluded that our classified board structure continues to promote the best interests of the shareholders.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Alliance Financial Corporation

Attention: Judy A. Schultz

120 Madison Street, 18th Floor

Syracuse, New York 13202

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Judy A. Schultz
Secretary

Syracuse, New York

April 5, 2010

Appendix A

ALLIANCE FINANCIAL CORPORATION

2010 RESTRICTED STOCK PLAN

Effective as of May     , 2010

- i -

- ii -

ALLIANCE FINANCIAL CORPORATION

2010 RESTRICTED STOCK PLAN

ARTICLE I

PURPOSE

Section 1.1     General Purpose of the Plan.

The purpose of the Plan is to promote the growth and profitability of Alliance Financial Corporation and its affiliated companies and to provide eligible directors, certain key officers and employees of Alliance Financial Corporation and its affiliated companies with an incentive to achieve corporate objectives, to attract and retain directors, key officers and employees of outstanding competence and to provide such directors, officers and employees with an equity interest in Alliance Financial Corporation and its affiliated companies.

ARTICLE II

DEFINITIONS

The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

Section 2.1     Award means a grant of Shares to an Eligible Individual pursuant to section 5.1.

Section 2.2     Award Notice means, with respect to a particular Award, a written instrument signed by the Company and the Award’s recipient evidencing the granting of the Award and establishing the terms and conditions thereof.

Section 2.3     Beneficiary means the Person designated by an Eligible Individual pursuant to section6.2 to receive distribution of any Shares available for distribution to such Eligible Individual, in the event such Eligible Individual dies prior to receiving distribution of such Shares.

Section 2.4     Board means the Board of Directors of the Company.

Section 2.5    Change in Control means any of the following events:

(a) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(b) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(c) a complete liquidation or dissolution of the Company;

(d) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Company do not belong to any of the following groups:

(i) individuals who were members of the board of directors of the Company on the Effective Date; or

(ii) individuals who first became members of the board of directors of the Company after the Effective Date either:

(A) upon election to serve as a member of the board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(B) upon election by the shareholders of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the board of directors of the Company;

(e) any event which would be described in section 2.5(a), (b), (c) or (d) if the term “Alliance Bank, N.A. or any successor thereto” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, or a subsidiary of the Company, by the Company, or any subsidiary of the Company, or by any employee benefit plan maintained by the Company or any subsidiary of the Company. For purposes of this section 2.5, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 2.6    Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

Section 2.7     Committee means the Committee described in Section 4.1.

Section 2.8    Company means Alliance Financial Corporation and any successor thereto.

Section 2.9    Disability means a condition of total incapacity, mental or physical, for further performance of duty with the Company which the Committee shall have determined, on the basis of competent medical evidence, is likely to be permanent.

Section 2.10    Disinterested Board Member means a member of the Board who (a) is not a current employee of the Company or a subsidiary, (b) does not receive remuneration from the Company or a subsidiary, either directly or indirectly, in any capacity other than as a director, except in an amount for which disclosure would not be required pursuant to Item 404(a) of the proxy solicitation rules of the Securities and Exchange Commission and (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) or (b) of the proxy solicitation rules of the Securities and Exchange Commission. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of Rule 16b-3 promulgated under the Exchange Act.

Section 2.11    Effective Date means May 11, 2010.

Section 2.12    Eligible Individual means any employee, or member of the board of directors of an Employer who is not also an employee of any Employer, whom the Committee may determine to be a key director, officer or employee of the Employer and selects to receive an Award pursuant to the Plan.

Section 2.13    Employer means the Company, Alliance Bank, N.A. and any successors to either and, with the prior approval of the Board of Directors of the Company, and subject to such terms and conditions as may be imposed by the Board, any other affiliated savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution. With respect to any Eligible Individual, the Employer shall mean the entity which employs such person or upon whose board of directors such person serves.

Section 2.14    Exchange Act means the Securities and Exchange Act of 1934, as amended.

Section 2.15    Person means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

Section 2.16    Plan means the Alliance Financial Corporation 2010 Restricted Stock Plan as amended from time to time.

Section 2.17    Service means service for the Company (or any subsidiary or affiliate) as an employee in any capacity, service as a director or emeritus director or advisory director of the Company.

Section 2.18    Share means a share of common stock of the Company, par value $1.00 per share.

ARTICLE III

SHARES AVAILABLE UNDER THE PLAN

Section 3.1    Shares Available Under Plan.

(a)    The Shares available under the Plan may be treasury shares or shares of original issue or a combination of the foregoing.

(b)    The maximum number of Shares available under the Plan shall be 200,000, subject to adjustment pursuant to section 7.3.

ARTICLE IV

ADMINISTRATION

Section 4.1    Committee.

The Plan shall be administered by a committee (the “Committee”) consisting of all members of the Board or, if designated by the Board, by a committee comprised solely of Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members.

Section 4.2    Committee Action.

The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Chair of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 4.3    Committee Responsibilities.

Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a)    to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for Awards under the Plan, the amount of Shares, if any, to be granted pursuant to an Award, and the terms and conditions of such Award;

(b)    to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; and

(c)    to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

ARTICLE V

AWARDS

Section 5.1    Number of Shares.

Subject to the limitations of the Plan and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Individual may be granted an Award shall be determined by the Committee in its discretion.

Section 5.2    Awards in General.

Any Award shall be evidenced by an Award Notice issued by the Committee to the Eligible Individual, which notice shall:

(a)    specify the number of Shares covered by the Award;

(b)    specify the date of grant of the Award;

(c)    specify the dates on which such Shares shall become vested; and

(d)    contain such other terms and conditions not inconsistent with the Plan as the Board or Committee may, in its discretion, prescribe.

Section 5.3    Share Allocations.

Upon the grant of an Award to an Eligible Individual, the Committee shall notify the Company’s transfer agent or other entity designated by the Committee to hold or monitor the Shares until vesting of the Award and of the number of Shares subject to the Award. Thereafter, until such time as the Shares subject to such Award become vested or are forfeited, the books and records of the Company’s transfer agent or other entity designated by the Committee to hold or monitor the Shares until vesting shall reflect that such number of Shares have been awarded to such Award recipient.

Section 5.4    Dividend Rights.

(a) Unless the Committee determines otherwise with respect to any Award and specifies such determination in the relevant Award Notice, any cash dividends or distributions declared and paid with respect to Shares subject to the Award that are, as of the record date for such dividend, allocated to an Eligible Individual in connection with such Award shall be promptly paid to and retained by such Eligible Individual.

(b) Unless the Committee determines otherwise with respect to any Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid in property other than cash with respect to Shares shall be subject to the same vesting and other restrictions as the Shares to which the Award relates. Any such dividends declared and paid with respect to Shares that are not, as of the record date for such dividend, allocated to any Eligible Individual in connection with any Award shall, at the direction of the Committee, be held in the Fund or used to pay the administrative expenses of the Plan, including any compensation due to the Funding Agent or, in the case of a stock dividend, used for future Awards.

Section 5.5    Voting Rights.

(a) Each Eligible Individual to whom an Award has been made that is not fully vested shall have the right to exercise, or direct the exercise of, all voting rights appurtenant to unvested Shares related to such Award. Such a direction for any Shares as to which the Eligible Individual is not the record owner, if any, shall be given by completing and filing, with the inspector of elections or such other person who shall be independent of the Company as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no such direction is given by an Eligible Individual with respect to Shares as to which the Eligible Individual is not the record owner, then the voting rights appurtenant to the Shares allocated to him shall not be exercised.

(b) The Committee shall furnish, or cause to be furnished, to each Eligible Individual who is not the record holder of the Shares relating to his or her Award all annual reports, proxy materials and other information furnished by the Company, or by any proxy solicitor, to the holders of Shares.

Section 5.6    Tender Offers.

(a) Each Eligible Individual to whom an Award has been made that is not fully vested shall have the right to respond, or to direct the response, with respect to the Shares related to such Award, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any Shares as to which the Eligible Individual is not the record owner shall be given by completing and filing, with the inspector of elections or such other person who shall be independent of the Company as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no such direction is given by an Eligible Individual with respect to Shares as to which the Eligible Individual is not the record owner, then the Shares shall not be tendered or exchanged.

(b) The Committee shall furnish, or cause to be furnished, to each Eligible Individual, all information furnished by the offeror to the holders of Shares.

Section 5.7    Limitations on Awards.

(a) No Award shall be granted under the Plan prior to the date on which the Plan is approved by shareholders pursuant to section 8.9.

(b) An Award by its terms shall not be transferable by the Eligible Individual other than by will or by the laws of descent and distribution, and the Shares granted pursuant to such Award shall be distributable, during the lifetime of the Award recipient, only to the Award recipient.

Section 5.8    Clawback of Awards.

The Committee may specify in any Award Notice the conditions upon which the Company may recover, in whole or in part, Shares related to an Award from an Eligible Individual due to the inaccuracy of any financial results or other operating metrics as the Committee may deem appropriate in its discretion. Notwithstanding any provision of this section 5.8 to the contrary, no Eligible Individual who is party to an employment agreement with the Company that contains a clawback provision applicable to Awards under this Plan may have such provision altered by the terms of an Award Notice issued under this Plan.

ARTICLE VI

VESTING

Section 6.1    Vesting of Awards.

Subject to the terms and conditions of the Plan, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award, Shares subject to each Award granted to an Eligible Individual under the Plan shall become vested as follows: (i) twenty percent (20%) of such Shares shall become vested on the first anniversary of the date of grant; (ii) an additional twenty percent (20%) of such Shares shall become vested on the second anniversary of the date of grant; (iii) an additional twenty percent (20%) of such Shares shall become vested on the third anniversary of the date of grant; (iv) an additional twenty percent (20%) of such Shares shall become vested on the fourth anniversary of the date of grant; and (v) an additional twenty percent (20%) of such Shares shall become vested on the fifth anniversary of the date of grant; provided that to the extent that any Award shall not have become vested prior to the date on which the Award holder terminates Service with an Employer such Award shall not thereafter become vested and provided, further, an Award shall become 100% vested upon the Award recipient’s death, Disability or upon the occurrence of a Change of Control while in the Service of an Employer.

Section 6.2    Designation of Beneficiary.

An Eligible Individual who has received an Award may designate a Beneficiary to receive any undistributed Shares that are, or become, available for distribution on, or after, the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Eligible Individual dies prior to the Eligible Individual, or in the event that no Beneficiary has been designated, any undistributed Shares that are, or become, available for distribution on, or after, the Eligible Individual’s death shall be paid to the executor or administrator of the Eligible Individual’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.

Section 6.3    Manner of Distribution.

(a) As soon as practicable following the date any Shares granted pursuant to an Award become vested pursuant to section 6.1, the Committee shall take such actions as are necessary to cause the transfer of unrestricted record ownership of the Shares that have become vested to the Award holder and to cause the distribution to the Award holder all property other than Shares then being held in connection with the Shares being distributed.

(b) The Company’s obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Eligible Individual or Beneficiary to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Section 6.4     Taxes.

The Company or the Committee shall have the right to require any person entitled to receive Shares pursuant to an Award to pay the amount of any tax which is required to be withheld with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1    Termination.

The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee; provided, however, that the Plan may not be terminated while there are outstanding Awards that may thereafter become vested.

Section 7.2    Amendment.

The Board may amend or revise the Plan in whole or in part at any time; provided, however, that no such amendment or revision shall alter the stockholder approval standard set forth in Section 8.9 as a condition precedent to the effectiveness of the Plan.

Section 7.3    Adjustments in the Event of a Business Reorganization.

(a) In the event of any merger, consolidation, or other business reorganization (including but not limited to a Change of Control) in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each person who is then a holder of record of Shares without the Company’s receipt of funds therefor, the number of Shares covered by outstanding Awards and the number of Shares available as Awards in total or to particular individuals or groups under the Plan shall be adjusted to account for such event. Such adjustment shall be effected by multiplying such number of Shares by an amount equal to the number of Shares that would be owned after such event by a person who, immediately prior to such event, was the holder of record of one Share, unless the Committee, in its discretion, establishes another appropriate method of adjustment.

(b) In the event of any merger, consolidation, or other business reorganization (including but not limited to a Change of Control) in which the Company is not the surviving entity, the Awards with respect to which Shares had been allocated to an Eligible Individual shall be adjusted by allocating to the Eligible Individual receiving such Award the amount of money, stock, securities or other property received for the Shares allocated to such Eligible Individual, and such money, stock, securities or other property shall be subject to the same terms and conditions of the Award that applied to the Shares for which it has been exchanged.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Status as an Employee Benefit Plan.

This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an “employee benefit plan” under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

Section 8.2    No Right to Continued Employment.

Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Individual any right to continue in the service of any Employer. The Employers reserve the right to dismiss any Eligible Individual or otherwise deal with any Eligible Individual to the same extent as though the Plan had not been adopted.

Section 8.3    Construction of Language.

Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated.

Section 8.4    Governing Law.

The Plan shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal laws of the United States of America.

Section 8.5    Headings.

The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 8.6    Non-Alienation of Benefits.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts.

Section 8.7    Notices.

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is personally delivered or 5 days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other:

(a)    If to the Company:

Alliance Financial Corporation

120 Madison Street

Syracuse, NY 13202

Attention: Corporate Secretary

(b)    If to an Eligible Individual, to the Eligible Individual’s address as shown in the Employer’s records.

Section 8.8    Required Regulatory Provisions.

The making and payment of Awards under this Plan shall be conditioned upon and subject to compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 8.9    Approval of Shareholders.

The Plan shall not be effective or implemented unless approved by the holders of a majority of the votes cast by the holders of Shares entitled to vote at any duly called annual or special meeting of the Company in which case the Plan shall be effective as of the date of such approval. No Award shall be made prior to the date on which the Plan becomes effective.

ANNUAL MEETING OF SHAREHOLDERS OF

ALLIANCE FINANCIAL CORPORATION

May 11, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.alliancebankna.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20430330000000000000 9	051110

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1. Election of Class IIl Directors:						2.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Mary Pat Adams	Class III Director
		O	Samuel J. Lanzafame	Class III Director
☐	WITHHOLD AUTHORITY	O	Lowell A. Seifter	Class III Director
	FOR ALL NOMINEES	O	Jack H. Webb	Class III Director		3.	Approval of the adoption of the 2010 Restricted Stock Plan	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
						4.	Consideration of a shareholder proposal to declassify the board of directors	☐	☐	☐

The proxies are authorized to vote in accordance with their discretion with respect to such other business as may properly come before the meeting.

This Proxy will be voted as directed but, if no direction is indicated, it will be voted FOR the election of all nominees in Item 1, FOR the proposals listed in Items 2 and 3, and AGAINST the proposal listed in Item 4.

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1, a vote FOR the proposals in Items 2 and 3, and a vote AGAINST the proposal in Item 4.

PLEASE SIGN AND DATE BELOW, AND RETURN.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	Date:	Signature of Shareholder	Date:
Signature of Shareholder

■

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

ALLIANCE FINANCIAL CORPORATION

May 11, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.alliancebankna.com.

i	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	i

■	20430330000000000000 9				051110

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN

1. Election of Class III Directors:					2. Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Mary Pat Adams	Class III Director
		O Samuel J. Lanzafame	Class III Director		3. Approval of the adoption of the 2010 Restricted Stock Plan	☐	☐	☐
☐	WITHHOLD AUTHORITY	O Lowell A. Seifter	Class III Director
	FOR ALL NOMINEES	O Jack H. Webb	Class III Director
☐	FOR ALL EXCEPT (See instructions below)				4. Consideration of a shareholder proposal to declassify the board of directors	☐	☐	☐

The proxies are authorized to vote in accordance with their discretion with respect to such other business as may properly come before the meeting.

This Proxy will be voted as directed but, if no direction is indicated, it will be voted FOR the election of all nominees in Item 1, FOR the proposals listed in Items 2 and 3, and AGAINST the proposal listed in Item 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1, a vote FOR the proposals in Items 2 and 3, and a vote AGAINST the proposal in Item 4.
PLEASE SIGN AND DATE BELOW, AND RETURN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

DIRECTIONS TO THE RENAISSANCE SYRACUSE HOTEL CONFERENCE CENTER
701 East Genesee Street, Syracuse, New York
www.renaissancesyracuse.com

From Highway 81 North

Exit 18

(Harrison/Adams)

Continue straight

through 4 lights

Hotel is on the right

From Highway 690 East

Merge to 81 South

Get off immediately at

 Exit 18

(Harrison/Adams)

Continue to Adams St.

Make a U-Turn at

Adams to Almond

Go Through 3 lights

Hotel is on the right

From Highway 81 South

Exit 18

(Harrison/Adams)

Continue to Adams St.

Make a U-Turn at

Adams to Almond

Go through 3 lights

Hotel is on the right

From Highway 690 West

Exit 13 Townsend St.

Turn left onto Townsend

Continue to Genesee St.

Turn left onto Genesee

Continue 3 blocks

Hotel will be on left

Make a U-Turn at park

to the hotel entrance

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PROXY ALLIANCE FINANCIAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Donald S. Ames and Donald H. Dew, and each of them, as proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Alliance Financial Corporation to be held at The Renaissance Syracuse Hotel Conference Center, 701 East Genesee Street, Syracuse, NY, Onondaga County, on the 11th of May, 2010, at 4:00 p.m. and at any adjournments or postponements thereof, and to vote as specified on the reverse side all shares of stock, as designated on the reverse side, which the undersigned may be entitled to vote at such meeting, and with all other powers which the undersigned would possess if personally present.

CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE

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